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                                                              EXHIBIT 99.1

                             DOUBLETREE CORPORATION

                             410 North 44th Street
                                   Suite 700
                             Phoenix, Arizona 85008
                                  602 220-6666


FOR IMMEDIATE RELEASE
Contact:  William L. Perocchi
          Executive VP & CFO
Phone:    (602) 220-6810


                 DOUBLETREE ANNOUNCES THIRD QUARTER NET INCOME
                                 UP 51 PERCENT

        PHOENIX, OCTOBER 16, 1996 -- Doubletree Corporation (NASDAQ: TREE), a leading hotel management and franchise company, announced results for the third quarter of 1996. Net income of $8.0 million increased 51 percent over pro forma third quarter 1995 results. Earnings per share were 34 cents compared to 24 cents in the year-ago pro forma period, a gain of 42 percent. Revenues increased 30 percent to $68.6 million.

        On February 27, 1996, the Company acquired all of the outstanding stock of RFS, Inc. (RFS), a privately-held hotel operator, in exchange for approximately 2.7 million shares of the Company's common stock. The business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's 1995 financial results have been restated to include the results of RFS. Also, RFS, as a Subchapter S corporation, was generally not liable for income taxes during 1995. A pro forma adjustment to increase RFS's provision for income taxes to the Company's effective tax rate of 35 percent, has been reflected in the pro forma 1995 results.

        In the third quarter of 1996, the average room rate at the Company's comparable hotels managed under the Doubletree brand increased 10.8 percent from the year-ago period to $96, and occupancy improved one percentage point to 76 percent, resulting in a 12.2 percent increase in revenue per available room (REVPAR) for the quarter. Comparable hotels managed under other franchisors' brands or as independents experienced an 8.8 percent increase in average room rate to $78 for the third quarter of 1996 over the prior year period and occupancy was essentially flat at 80 percent, resulting in an 8.1 percent increase in REVPAR for the quarter.


                                     -more-
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Doubletree Third Quarter Results
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        For the first nine months of 1996, Doubletree reported a 44 percent increase in net income to $20.4 million and a 38 percent increase in earnings per share to 88 cents over the comparable pro forma 1995 period. Nine month revenues increased 29 percent to $186.0 million from $144.2 million in the comparable 1995 period.

        During the first nine months of 1996, the average room rate at the Company's comparable hotels managed under the Doubletree brand increased 8.6 percent from the year-ago period to $96, and occupancy improved one and one-half percentage points to 75 percent, resulting in a 10.8 percent increase in REVPAR. Comparable hotels managed under other franchisors' brands or as independents experienced a 7.2 percent increase in average room rate to $74 for the first nine months of 1996 over the prior year period and occupancy increased nearly one percentage point to 78 percent, resulting in an 8.3 percent increase in REVPAR.

        The Company added eight new contracts totaling 1,890 rooms during the third quarter and terminated three contracts totaling 686 rooms, resulting in a net addition of five contracts aggregating 1,204 rooms. For the first nine months of 1996, the Company added 68 contracts totaling 11,821 rooms (net of terminations and including the RFS acquisition of 50 contracts totaling 6,979 rooms). As of September 30, 1996, the Company had a portfolio of 184 properties totaling 42,436 rooms under management contract or franchise agreement. This represents a 41 percent increase in the number of rooms compared to September 30, 1995 and an 18 percent increase excluding the RFS acquisition.

        In addition, the Company announced on September 12, 1996 that it had entered into a definitive agreement to acquire Red Lion Hotels, Inc. ("Red Lion")(NYSE:RL) in a cash-and-stock merger valued at approximately $1.2 billion including the assumption of approximately $200 million of debt. As of September 30, 1996, Red Lion operated 56 hotels containing approximately 14,900 rooms. Red Lion has



                                     -more-
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Doubletree Third Quarter Results
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called a special meeting of its stockholders to be held on Friday, November 8,
1996 to vote on the proposed merger transaction. Assuming that the proposed merger transaction is approved by Red Lion's stockholders and assuming that all other closing conditions have been satisfied, the Company expects to close the proposed merger transaction as soon as practicable after Red Lion's special stockholders' meeting.

        Doubletree Corporation is a leading hotel management company and is the exclusive franchisor of Doubletree Hotels, Doubletree Guest Suites and Club Hotels by Doubletree hotel brands.

                                      ###
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                             DOUBLETREE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)
                    (In thousands, except per share amounts)


                                                    Quarter Ended            Nine Months Ended
                                                    September 30,               September 30,
                                               -----------------------     ------------------------
                                                 1996        1995            1996         1995
                                                Actual    Pro Forma(a)      Actual     Pro Forma(a)
                                               -------    ------------     --------    ------------
REVENUES:
  Management and franchise fees                $ 9,739      $ 7,695        $ 28,258      $ 22,231
  Owned hotel revenues                           1,993        1,892           5,972         5,200
  Leased hotel revenues                         51,380       38,794         137,701       104,328
  Purchasing and service fees                    4,215        4,064          11,800        11,542
  Other fees and income                          1,261          448           2,233           941
                                               -------      -------        --------      --------
    Total revenues                              68,588       52,893         185,964       144,242
                                               -------      -------        --------      --------

OPERATING COSTS AND EXPENSES:
  General and administrative                     4,170        3,735          12,811        10,841
  Owned hotel expenses                           1,523        1,467           4,740         4,403
  Leased hotel expenses                         47,418       36,257         127,153        97,265
  Purchasing and service expenses                3,046        3,338           8,694         9,684
  Depreciation and amortization                  1,477        1,196           4,417         3,252
                                               -------      -------        --------      --------
     Total operating costs and expenses         57,634       45,993         157,815       125,445
                                               -------      -------        --------      --------
Operating income                                10,954        6,900          28,149        18,797

Interest expense                                   (32)         (49)           (175)         (181)
Interest income                                  1,388        1,236           3,478         3,094
                                               -------      -------        --------      --------
Income before income taxes and minority
  interest                                      12,310        8,087          31,452        21,710
  Minority interest share of net loss               28           84               6            77
                                               -------      -------        --------      --------
Income before income taxes                      12,338        8,171          31,458        21,787
  Income tax expense                             4,318        2,860          11,011         7,625
                                               -------      -------        --------      --------
Net income                                     $ 8,020      $ 5,311        $ 20,447      $ 14,162
                                               =======      =======        ========      ========

Earnings per share                             $  0.34      $  0.24(a)     $   0.88      $   0.64(a)
                                               -------      -------        --------      --------
Weighted average common and
    common equivalent shares outstanding        23,879       22,443          23,183        22,137
                                               =======      =======        ========      ========

(a) On February 27, 1996, the Company acquired the outstanding common stock of RFS, Inc. (RFS), a privately-held hotel operator, in exchange for approximately
2.7 million shares of the Company's common stock. The business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's 1995 financial results have been restated to include the results of RFS. Also, RFS, as a Subchapter S corporation, was generally not liable for income taxes during 1995. A pro forma adjustment to increase the provision for income taxes by $297,000 and $833,000 to the Company's effective tax rate of 35%, has been reflected in the 1995 pro forma results for the quarter and nine months ended September 30, 1995, respectively.